Exhibit 99.1


                                                [GNC LiveWell GRAPHIC OMITTED]


Contact:    Steven Nelson
            General Nutrition Centers, Inc.
            (412) 288-8389
            Steven-Nelson@gnc-hq.com


FOR IMMEDIATE RELEASE
---------------------


            GENERAL NUTRITION CENTERS, INC. ANNOUNCES COMPLETION OF
              EXCHANGE OFFER FOR ITS 8-5/8% SENIOR NOTES DUE 2011


PITTSBURGH, PA, June 30, 2005 - General Nutrition Centers, Inc. ("GNC") today announced the completion of its offer to exchange up to $150,000,000 of its outstanding 8-5/8% Senior Notes due 2011 for 8-5/8% Senior Notes due 2011 which have been registered under the Securities Act of 1933, as amended (the "Exchange Offer"). The Exchange Offer was made in order to satisfy certain obligations of GNC contained in the Registration Rights Agreement, dated January 18, 2005.

The Exchange Offer expired at 5:00 p.m., New York City time, on June 29, 2005. All of the $150,000,000 in aggregate principal amount of GNC's outstanding 8-5/8% Senior Notes due 2011 were validly tendered for exchange and have been accepted. The terms of the new notes are substantially identical to the terms of the notes for which they were exchanged, except that the transfer restrictions and registration rights provisions applicable to the original notes do not apply to the new notes.

Copies of information relating to this Exchange Offer, including transmittal materials, may be obtained from the exchange agent, U.S. Bank National Association, Exchange Agent, 60 Livingston Avenue, St. Paul, Minnesota 55107-2292, Attention: Specialized Finance.

GNC, headquartered in Pittsburgh, Pennsylvania, operates 2,644 company-owned stores in the U.S. and Canada and has 1,261 domestic franchised locations, 1,043 Rite Aid "store-within-a-store" locations and 773 international franchised locations. GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements (VMHS), sports nutrition products, diet and energy products and specialty supplements.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of GNC nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.